Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement (No.333-257605) on Form N-2A of Sweater Cashmere Fund of our report dated March 7, 2022, relating to our audit of the financial statements, which is incorporated into the Registration Statement.

We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”, “Independent Registered Public Accounting Firm and Financial Statements” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 5, 2022